EXHIBIT 99.1

SIGMATRON INTERNATIONAL, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS FOR FISCAL 2020

ELK GROVE VILLAGE, Ill., March 11, 2020 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2020.

Revenues decreased to $67.4 million for the third quarter of fiscal 2020 from $68.9 million for the same quarter in the prior year.  Net loss for the quarter was $217,039 compared to a net loss of $595,526 for the same period in the prior year.  Basic and diluted loss per share were each $0.05 for the quarter ended January 31, 2020, compared to basic and diluted loss per share each of $0.14 for the same quarter in fiscal 2019.

For the nine months ended January 31, 2020, revenues decreased to $216.3 million compared to $217.3 million for the same period in the prior year.  Net income for the nine month period ended January 31, 2020 was $805,169 compared to net loss of $1,846,074 for the same period in the prior year.  Basic and diluted earnings per share for the nine months ended January 31, 2020, were each $0.19, compared to basic and diluted loss per share each of $0.44 for the nine months ended January 31, 2019.

Commenting on SigmaTron’s third quarter, fiscal 2020 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said “Unfortunately, I am reporting disappointing results for the third quarter of fiscal 2020.  We had a modest pre-tax loss for the quarter, directly tied to lower sales than projected.  The third quarter of our fiscal year is historically our weakest quarter due to the holiday period, and this year the Lunar New Year in Asia fell in the third quarter as well.  While sales were lower than last year’s third quarter, we were able to reduce the loss for the period and still remain profitable for the first three quarters of fiscal 2020.  Gross profit increased by almost 1% for the nine months ended January 31, 2020 compared to the previous year.

“As mentioned in our second quarter press release, we were not optimistic regarding the third quarter results.  Exactly as we expected we had weak sales in November and December which started to rebound in January.  In addition to the holiday period impacting revenue and results, customers were managing year-end inventory levels which led to the lower revenue than expected.

“Heading into the fourth quarter, our backlog was strong and revenue was ramping and all of a sudden the world was introduced to the Novel Coronavirus.  There is no doubt that this will negatively affect our fourth quarter but to what extent remains to be seen.  On the manufacturing level, our China plant was delayed by the government in terms of reopening after the Lunar New Year holiday.  As of the end of February, we are up to 60% of our direct labor headcount before the holiday and it has steadily increased.  If that wasn’t bad enough, we will now be facing disruptions in the supply chain, as our supply base returns to work with smaller workforces due to the Coronavirus outbreak.  Through the end of February, the disruptions were manageable, but we are being told de-commits from suppliers may increase in the weeks ahead.  We have little doubt that is accurate.  With that said, the customer backlog remains strong and we believe that once the Coronavirus situation is under control business will be strong.

“We have continued to successfully reduce inventory and increase our availability under our line of credit.  That will help us going forward.  We also have several new customers ramping their business with us.  The primary negative at this time is the uncertainty surrounding our China operation and supply chain.  Hopefully, it will be under control soon and will allow us to continue in a positive direction.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer spending, caused a disruption to the Company’s global supply chain, and caused the Company to temporarily operate its Suzhou facility with a reduced workforce thus reducing output at that facility; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2020	2019	2020	2019

Net sales	$67,407,268	$68,852,050	$216,272,561	$217,267,198

Cost of products sold	61,885,491	63,322,930	196,660,966	199,254,937

Gross profit	5,521,777	5,529,120	19,611,595	18,012,261

Selling and administrative expenses	5,469,654	5,539,831	16,997,268	17,291,102

Operating income (loss)	52,123	(10,711)	2,614,327	721,159

Other expense	371,893	590,422	1,348,668	1,643,854

(Loss) income before income tax	(319,770)	(601,133)	1,265,659	(922,695)

Income tax (benefit) expense	(102,731)	(5,607)	460,490	923,379

Net (loss) income	($217,039)	($595,526)	$805,169	($1,846,074)

Net (loss) income per common share - basic	($0.05)	($0.14)	$0.19	($0.44)

Net (loss) income per common share - assuming dilution	($0.05)	($0.14)	$0.19	($0.44)

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,242,508	4,230,008	4,260,022	4,227,891

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2020	2019

Assets:

Current assets	$104,962,606	$123,545,289

Machinery and equipment-net	32,333,369	33,232,769

Deferred income taxes	384,022	384,022
Intangibles	2,441,279	2,713,360
Other assets	8,335,425	1,589,325

Total assets	$148,456,701	$161,464,765

Liabilities and stockholders' equity:

Current liabilities	$49,232,137	$55,606,766

Long-term obligations	40,020,961	47,570,550

Stockholders' equity	59,203,603	58,287,449

Total liabilities and stockholders' equity	$148,456,701	$161,464,765

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095